[eSOFT LETTERHEAD]





                              EMPLOYMENT AGREEMENT

            This Employment Agreement ("Agreement") is made and entered into as of this 6th day of March, 1998 between eSoft, Inc., a Delaware corporation (the "Company"), and ROBERT C. HARTMAN, an individual person (the "Executive").

                                    RECITAL

            A. The Company desires to employ the VICE PRESIDENT OF ENGINEERING, and the Executive desires to be employed by the Company in such position upon the terms and conditions set forth in this Agreement.

            B. The Executive acknowledges that during the course of the Executive's employment the Executive will receive or be exposed to certain confidential information and trade secrets (collectively referred to as "Confidential Information") of the Company. The Executive also acknowledges that this Confidential Information is among the Company's most important assets and that the value of this Confidential Information would be diminished or extinguished by disclosure.


                                   AGREEMENT

            In consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

            1. Employment; Position; Term. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company in the capacity of Vice President of Engineering. Subject to Section 4, the term of Executive's employment under this Agreement (the "Term") shall be for 36 months, beginning January 1, 1998 and ending December 31, 2000.

            2. Duties, Responsibilities and Authority. In his capacity as Vice President of Engineering of the Company, the Executive shall have primary responsibility for the software design, development and delivery of the Company's products, as well as pre-sales and post-sales technical support services and the Company's local area network. In his capacity as Vice President of Engineering, the Executive shall report to and be subject to the direction and control

                                       1.

of the President of the Company. The Executive shall devote substantially all of his full professional and managerial time and effort to the performance of his duties as Vice President of Engineering and he shall not engage in any other business activity or activities which, in the judgment of the President of the Company, conflict with the performance of his duties under this Agreement.

            3.    Compensation

                  (a) SALARY. For services rendered under this Agreement, the Company shall pay the Executive a salary at the rate of $5,600 per month, payable in equal semi-monthly installments, until such time as the Company completes the Initial Public Offering of its Common Stock. After the successful completion of the Initial Public Offering, the Executive shall be paid a salary at the rate of $7,500 per month, payable in equal semi-monthly installments, the first of which such adjusted payment will be pro-rated for the month in which the Initial Public Offering occurs.

                  (b) BONUSES. The Executive shall be eligible to receive a performance bonus based upon mutually agreed performance criteria for each fiscal quarter of the Company completed during the term of this Agreement beginning with the fiscal quarter commencing April 1, 1998. The maximum aggregate amount of the bonuses shall be $5,000 per quarter. The payment of the Executive's performance bonus shall be made as soon as practicable but no later than sixty (60) days following the end of the fiscal quarter. The Executive shall not be entitled to a minimum performance bonus.

                  (c) ANNUAL REVIEW. The Executive's salary and terms of the severance in Section 7 of this Agreement shall be reviewed annually beginning January 1, 1999 and may be increased as the Board of Directors deems appropriate.

                  (d) STOCK OPTIONS. Concurrently with the effectiveness of this Agreement and pursuant to action of the Board, the Executive shall be granted incentive stock options pursuant to the Company's Stock Option Plan to purchase up to 40,000 shares of the Company's common stock at an exercise price equal to the offering price of the Company's common stock in the Initial Public Offering scheduled for March, 1998. Shares shall vest over a 36 month period with no vesting until the beginning of the seventh month at which time six-thirty-sixth (6/36) of the options will vest, and then one-thirty-sixth (1/36) will vest after the beginning of each month thereafter. Vesting shall occur as long as the Executive remains an employee of the Company. The options, once vested shall have an expiration date of 4 years from the date of grant of the option. In addition, the Executive may participate in stock option programs of the Company upon such terms as the administrators of such programs in their discretion determine.

                  (e) BENEFITS AND VACATION. The Executive shall be eligible to participate in such insurance programs (health, disability or life) or such other health, dental, retirement or similar employee benefits programs as the Board may approve, on a basis


                                      2.

comparable to that available to other officers and executive employees of the Company. The Executive shall be entitled to a minimum of four (4) weeks of paid vacation per year. Vacation time may be accumulated for up to one year beyond the year for which it is accrued and may be used any time during such year. Any vacation time not used during such additional year shall be forfeited. The value of any accrued but unused and unforfeited vacation time shall be paid in cash to the Executive upon termination of his employment for any reason. Additionally, within thirty (30) days of the successful completion of the Initial IPO, the Executive will be paid for all accrued but unused vacation, minus the total maximum accrual permitted above plus an additional five (5) days at the Executive's discretion, at the rate of $5,600 per month.

                  (f) REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Executive in a timely manner for all reasonable out-of-pocket expenses incurred by the Executive in connection with the performance of his duties under this Agreement; provided that the Executive presents to the Company an itemized accounting of such expenses including reasonable supporting data.

            4.    Termination.

                  (a) TERMINATION BY THE COMPANY WITHOUT CAUSE. Notwithstanding anything to the contrary contained herein but subject to Section 7 hereof, the Company may, by delivering thirty (30) days' prior written notice to the Executive, terminate the Executive's employment at any time without Cause (as hereinafter defined).

                  (b) TERMINATION BY THE EXECUTIVE WITHOUT CAUSE.
Notwithstanding anything to the contrary contained herein but subject to Section 7 hereof, the Executive may, by delivering thirty (30) days' prior written notice to the Company, terminate the Executive's employment hereunder.

                  (c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment for Cause immediately upon written notice stating the basis of such termination. "Cause" for termination of the Executive's employment shall only be deemed to exist if the Executive has (i) breached this Agreement and if such breach continues or recurs more than thirty
(30) days after notice from the Company specifying the action which constitutes the breach and demanding its discontinuance, (ii) exhibited willful disobedience of directions of the Chief Executive Officer or of the Board, or (iii) committed gross malfeasance in performance of his duties hereunder or acts resulting in an indictment charging the Executive with the commission of a felony; provided that the commission of acts resulting in such an indictment shall constitute Cause only if a majority of the directors who are not also subject to any such indictment determine that the Executive's conduct has substantially adversely affected the Company or its reputation. A material failure to perform his duties hereunder that results from the disability of the Executive shall not be considered Cause for his termination.

                  (d) TERMINATION BY THE EXECUTIVE FOR CAUSE. The Executive may terminate employment for Cause immediately upon written notice stating the basis for such


                                      3.

termination. "Cause" for termination of employment by the Executive shall only be deemed to exist if the Company has breached this Agreement and if such breach continues or recurs more than thirty (30) days after notice from the Executive specifying the action which constitutes the breach and demanding its discontinuance.

            5. Disability. In the event of disability of the Executive during the term hereof, the Company shall, during the continuance of his disability but only for a maximum of 90 days, pay the Executive his then current salary, as provided for in Section 3(a), and adjusted pursuant to Section 3(b), and continue to provide the Executive all other benefits provided hereunder. As used herein, the term "disability" shall mean the complete and total inability of the Executive, due to illness, physical or comprehensive mental impairment, to substantially perform all of his duties as described herein for a consecutive period of third (30) days or more.

            6. Death. In the event of the death of the Executive, except with respect to any benefits which have accrued and have not been paid to the Executive hereunder, the provisions of this Agreement shall terminate immediately. The Executive's estate shall have the right to receive compensation due to the Executive as of and to the date of his death and shall have the right to receive an additional amount equal to one-twelfth (1/12th) of the Executive's annual compensation then in effect.

            7. Severance. In the event that the Executive's employment is terminated by the Company other than for Cause or death of the Executive, or in the event there is either a material change in the responsibilities of the Executive or a loss of position within six (6) months after a Change of Control (as defined in Section 12 of this Agreement), or if the Executive terminates this Agreement for Cause, the Executive shall be entitled to receive his then current salary and benefits, as provided for in Section 3(a) and 3(e), and adjusted pursuant to Section 3(b), payable in semi-monthly installments, for the greater of three (3) months or that number of months which equals the number of years that have elapsed from January 1, 1993 until the date of the Executive's termination by the Company; PROVIDED, HOWEVER, that if any of such payments would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "Code") and (ii) but for this provision, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"); the amount payable hereunder shall be reduced to the largest amount which the Executive determines would not result in any portion of the payments hereunder being subject to the Excise Tax. If the Executive voluntarily resigns his employment hereunder or if his employment is terminated for Cause, the Executive shall not be entitled to any severance pay or other compensation beyond the date of termination of his employment.

            8.    Covenant Not to Compete.

                  (a) During the continuance of the Executive's employment hereunder and for a period of twelve (12) months after termination of the Executive's employment hereunder, the Executive shall not engage in any business which competes with the Company or


                                      4.

its affiliates anywhere in the United States or Canada during the Executive's employment hereunder or at the time of termination.

                  (b) The Executive shall not, for a period of twelve (12) months after termination of the Executive's employment hereunder, employ, engage or seek to employ or engage for himself or any other person or entities, any individual who is or was employed or engaged by the Company or any of its affiliates until the expiration of six (6) months following the termination of such person's or entity's employment or engagement with the Company or any of its affiliates.

            9. Trade Secrets and Confidential Information. During his employment by the Company and for a period of five (5) years thereafter, the Executive shall not, directly or indirectly, use, disseminate, or disclose for any purpose other than for the purposes of the Company's business, any Confidential Information of the Company or its affiliates, unless such disclosure is compelled in a judicial proceeding. Upon termination of his employment, all documents, records, notebooks, and similar repositories of records containing information relating to any Confidential Information then in the Executive's possession or control, whether prepared by him or by others, shall be left with the Company or, if requested, returned to the Company.

            10. Severability. It is the desire and intent of the undersigned parties that the provisions of Sections 8 and 9 shall be enforced to the fullest extent permissible under the laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular sentence or portion of either Section 8 or 9 shall be adjudicated to be invalid or unenforceable, the remaining portions of such section nevertheless shall continue to be valid and enforceable as though the invalid portions were not a part thereof. In the event that any of the provisions of Section 8 relating to the geographic areas of restriction or the provisions of Sections 8 or 9 relating to the duration of such Sections shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas or time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened.

            11. Injunctive Relief. The Executive agrees that any violation by him of the provisions contained in Sections 8 and 9 are likely to cause irreparable damage to the Company, and therefore he agrees that if there is a breach or threatened breach by the Executive of the provisions of said section, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

            12.   Miscellaneous.

                  (a) NOTICES. Any notice required or permitted to be given under this Agreement shall be directed to the appropriate party in writing and mailed or delivered, if to the


                                      5.

Company, to eSoft, Inc., to the attention of the President, at 5335-C Sterling Drive, Boulder, Colorado 80301, and if to the Executive, at 3837 South Olathe Circle, Aurora, Colorado, 80013. Notification addresses may be changed with written notice.

                  (b) BINDING EFFECT. This Agreement is a personal service agreement and may not be assigned by the Company or the Executive, except that the Company may assign this Agreement to a successor of the Company by a merger, consolidation, sale of substantially all of the Company's assets or other reorganization (a "Change of Control"). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

                  (c) AMENDMENT. This Agreement may not be amended except by an instrument in writing executed by each of the undersigned parties.

                  (d) APPLICABLE LAW. This Agreement is entered into in the State of Colorado and for all purposes shall be governed by the laws of the State of Colorado.

                  (e) ATTORNEY'S FEES. In the event either party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action will pay the successful party's reasonable expenses, including attorney's fees, incurred in such action.

                  (f) ENTIRE AGREEMENT. This Agreement supersedes and replaces all prior agreements between the parties related to the employment of the Executive by the Company.


                                  SIGNATURES

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date mentioned above.

                                    THE COMPANY:


                                    By:
                                       ----------------------------------------
                                         Regis A. Frank
                                         Chief Operating Officer

                                    THE EXECUTIVE:


                                    By:
                                       ----------------------------------------
                                         Robert C. Hartman


                                      6.